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Exhibit 99.2

For Immediate Release—September 8, 2003	Contact:	Harold B. Gilkey CEO/Chairman (509) 358-6160

STERLING FINANCIAL CORPORATION'S PENDING MERGER
WITH KLAMATH FIRST BANCORP IS
PROCEEDING AS SCHEDULED

        Spokane, Washington—September 8, 2003—Earlier today, Sterling Financial Corporation (NASDAQ: STSA) announced a realignment of Executive Management at Sterling Savings Bank and referred to Sterling's pending merger with Klamath First Bancorp, Inc. (NASDAQ: KFBI) Sterling has reiterated that the merger has not been completed. It is subject to certain conditions, including shareholder and regulatory approval. The merger is expected to close in the first quarter of 2004. The management changes will become effective October 1, 2003.

ABOUT STERLING

        Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network. Sterling's subsidiary Dime Insurance Agency provides commercial and consumer insurance products through its offices in western Montana.

FORWARD-LOOKING STATEMENTS

        This release and Sterling's earlier release today contain forward-looking statements which are not historical facts and pertain to our future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower than expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

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  Exhibit 99.2
STERLING FINANCIAL CORPORATION'S PENDING MERGER WITH KLAMATH FIRST BANCORP IS PROCEEDING AS SCHEDULED